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                                                                    EXHIBIT 23.5

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

January 23, 1997

Board of Directors
Staples, Inc.
One Research Drive
P.O. Box 5114
Westborough, MA 01581

Re: Registration Statement of Staples, Inc. (the "Company") relating to the Common Stock, par value $0.0006 per share, of the Company (the "Shares") being registered in connection with the proposed Merger among the Company, Marlin Acquisition Corp., a direct wholly-owned subsidiary of the Company ("Sub"), and Office Depot, Inc. ("Office Depot").

Gentlemen and Madame:

    Reference is made to our opinion letter dated January 23, 1997 with respect to the fairness to the Company of the exchange ratio of 1.14 Shares to be exchanged for each outstanding share of Common Stock, par value $0.01 per share (the "Office Depot Shares") of Office Depot pursuant to the Agreement and Plan of Merger dated as of September 4, 1996 among the Company, Sub and Office Depot.

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

    In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors", "The Merger -- Background of the Merger", "The Merger -- Reasons for the Merger, Recommendations of the Boards of Directors -- Staples' Reasons for the Merger" and "The Merger -- Opinions of Financial Advisors -- Staples" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)